UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2021

FEDERATED HERMES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-14818	25-1111467
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3779
(Address of principal executive offices, including zip code)

(412) 288-1900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B common stock, no par value	FHI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On July 30, 2021, Federated Hermes, Inc. (Federated Hermes) entered into an unsecured Fourth Amended and Restated Credit Agreement by and among Federated Hermes, certain of its subsidiaries as guarantors party thereto, a syndicate of eleven banks as Lenders party thereto, PNC Bank, National Association, as administrative agent, PNC Capital Markets LLC, as sole bookrunner and joint lead arranger, Citigroup Global Markets, Inc., as joint lead arranger, Citibank, N.A. as syndication agent, and Toronto-Dominion Bank, New York Branch as documentation agent (Credit Agreement). The Credit Agreement amended and restates Federated Hermes' prior unsecured Third Amended and Restated Credit Agreement, which was dated June 5, 2017 and scheduled to mature on June 5, 2022 (Prior Credit Agreement). The Credit Agreement includes a $350 million revolving line of credit facility, and includes a $200 million optional increase (or accordion) feature. The Credit Agreement was entered into to refinance and renew Federated Hermes' current $375 million revolving line of credit facility, which also included a $200 million optional increase (or accordion) feature. As of July 30, 2021, Federated Hermes had $60 million of borrowings outstanding under the previous revolving credit facility.

The Credit Agreement expires on July 30, 2026. The Credit Agreement requires outstanding principal to be paid on the expiration date and does not require scheduled principal payments. Federated Hermes, however, may elect to make principal payments in amounts determined at its discretion. Outstanding borrowings under the revolving credit facility bear interest, based on Federated Hermes' election, at either the London Interbank Offering Rate (LIBOR) plus a spread or a base rate (equal to the highest of the administrative agent's prime rate, the overnight bank funding rate plus a spread, or daily LIBOR plus a spread) plus a spread. Federated Hermes elected an interest rate equal to LIBOR plus a spread for the $60 million outstanding on the revolving line of credit and, assuming current interest rate levels are maintained, the interest rate is projected to be approximately 1.22% for the third quarter of 2021. The Credit Agreement provides for a replacement reference interest rate index upon the eventual discontinuation of LIBOR, each having a benchmark adjustment applied based on its historical relationship to LIBOR, which can be either the term Secured Overnight Financing Rate (SOFR) plus a spread, daily simple SOFR plus a spread, or another alternative interest rate index selected by the administrative agent and Federated Hermes plus a spread. The commitment fee under the Credit Agreement is 0.10% per annum on the daily amount of the unused portion of each Lender's commitment. The Credit Agreement also contains sustainability adjustment provisions under which the commitment fee, letter of credit fee, and applicable margin (spread) can be adjusted based on Federated Hermes’ performance against any subsequently agreed upon key performance indicators with respect to environment, social and governance targets of Federated Hermes.

The Credit Agreement, similar to the Prior Credit Agreement, includes an interest coverage ratio covenant (consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) to consolidated interest expense) and a leverage ratio covenant (consolidated debt to consolidated EBITDA) as well as other customary terms and conditions, such as representations and warranties, affirmative and negative financial covenants, reporting requirements and other non-financial covenants. Federated Hermes was in compliance with all covenants as of July 30, 2021. The Credit Agreement, similar to the Prior Credit Agreement, also has certain stated events of default and cross default provisions which would permit the lenders/counterparties to accelerate the repayment of the debt if not cured within the applicable grace periods. The events of default generally include breaches of contract, failure to make required loan payments, insolvency, cessation of business, deterioration in credit rating to below investment grade, notice of lien or assessment, and other proceedings, whether voluntary or involuntary, that would require the repayment of amounts borrowed. The Credit Agreement, similar to the Prior Credit Agreement, also requires certain subsidiaries to enter into a Third Amended and Restated Continuing Agreement of Guaranty and Suretyship to guarantee payment of all obligations incurred through the Credit Agreement.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure set forth above under Item 1.01 is incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits:

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED HERMES, INC.
(REGISTRANT)

Date	July 30, 2021	By:	/s/ Thomas R. Donahue
Thomas R. Donahue
Chief Financial Officer